CONSENT OF ATTORNEYS

This office represents LAM Pharmaceutical Corp. Reference is made to the Registration Statement of the Company, whereby certain Selling Shareholders propose to sell up to 5,938,473 shares of the Company's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & TRINEN
William T. Hart

Denver, Colorado
February 28, 2001